                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                     SCHEDULE 13G

               INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES AND EXCHANGE ACT OF 1934
                                 (Amendment No.   3   )*


                                 Harcor Energy, Inc.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     Common Stock
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      411628209
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                                    (CUSIP Number)



-----------------------------


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Continued on following page(s))
                                  Page 1 of 8 Pages

CUSIP No. 411628209                   13G              Page  2  of  8  Pages
----------------------                               ---------------------------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              The TCW Group, Inc.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         Nevada corporation
--------------------------------------------------------------------------------
           NUMBER OF              5    SOLE VOTING POWER
           SHARES                                                   1,763,710
        BENEFICIALLY              ---------------------------------------------
          OWNED BY                6    SHARED VOTING POWER
            EACH                                                          -0-
           REPORTING              ---------------------------------------------
           PERSON                 7    SOLE DISPOSITIVE POWER
            WITH                                                    1,763,710
                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                                                          -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,763,710
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*
                                                                          / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.6% (see response to Item 4)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
                                        HC/CO
--------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  411628209                  13G               Page  3  of  8  Pages
----------------------                              ---------------------------

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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Robert Day
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  / /
                                                                        (b)  /X/
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States Citizen
--------------------------------------------------------------------------------
           NUMBER OF              5    SOLE VOTING POWER
           SHARES                                                   1,763,710
        BENEFICIALLY              ---------------------------------------------
          OWNED BY                6    SHARED VOTING POWER
            EACH                                                          -0-
           REPORTING              ---------------------------------------------
           PERSON                 7    SOLE DISPOSITIVE POWER
            WITH                                                    1,763,710
                                  ---------------------------------------------
                                  8    SHARED DISPOSITIVE POWER
                                                                          -0-
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                    1,763,710
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*
                                                                          / /
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     11.6% (see response to Item 4)
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*7
                                        HC/IN
--------------------------------------------------------------------------------



                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 4 of 8 Pages



Item 1(a).    Name of Issuer:

              Harcor Energy, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

              4400 Post Oak Parkway
              Houston, TX 77027

Item 2(a).    Name of Persons Filing:
Item 2(b).    Address of Principal Business Office:
Item 2(c).    Citizenship:

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (Nevada Corporation)

              Robert Day
              200 Park Avenue, Suite 2200
              New York, New York 10166
              (United States Citizen)

Item 2(d).    Title of Class of Securities:

              Common Stock

Item 2(e).    CUSIP Number:

              411628209

                                                            Page 5 of 8 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a)  [ ]  Broker or Dealer registered under Section 15 of the Act:

                        Not applicable

         (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act:

                        Not applicable

         (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act:

                        Not applicable

         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act:

                        Not applicable

         (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940:

                        Not applicable

         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund (SEE 13d-1(b)(1)(ii)(F)):

                        Not applicable

         (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (SEE Item 7):

                        The TCW Group, Inc.
                        Robert Day (individual who may be deemed to control The
                             TCW Group, Inc. and other holders of the Common Stock of the issuer)

         (h)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H):

                        Not applicable.

                                                               Page 6 of 8 Pages


Item 4.       Ownership **

         THE TCW GROUP, INC.

              (a)  Amount beneficially owned: 1,763,710 ***

              (b)  Percent of class: 11.6%

              (c)  Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:
                           1,763,710

                   (ii)  Shared power to vote or to direct the vote:   none.

                   (iii) Sole power to dispose or direct the disposition of:
                           1,763,710

                   (iv) Shared power to dispose or to direct the disposition of: none.

         ROBERT DAY

              (a)  Amount beneficially owned: 1,763,710***

              (b)  Percent of class: 11.6%

              (c)  Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote:
                           1,763,710

                   (ii)  Shared power to vote or to direct the vote: none.

--------------------

** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this
Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this
Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.


*** Includes 256,351 shares of Common Stock issuable upon conversion of 256,351 Warrants expiring 04/11/01 and 33,000 shares of Common Stock issuable upon conversion of 33,000 Warrants expiring 07/15/02.

                                                            Page 7 of 8 Pages


                   (iii) Sole power to dispose or direct the disposition of:
                           1,763,710

                   (iv) Shared power to dispose or to direct the disposition of: none.

Item 5.       Ownership of Five Percent or Less of a Class.

                   Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.

              Various persons other than as described in Item 4, including General Mills, Inc., have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Harcor Energy, Inc.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              SEE Exhibit A.

Item 8.       Identification and Classification of Members of the Group.

              Not applicable. SEE Exhibits A and B.

Item 9.       Notice of Dissolution of Group.

              Not applicable.

Item 10.      Certification.

         Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:


         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                                             Page 8 of 8 Pages


                            SIGNATURE


              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated this 12th day of February, 1997.


                                       The TCW Group, Inc.


                                       By: /s/ Mohan V. Phansalkar
                                          --------------------------
                                          Mohan V. Phansalkar
                                          Authorized Signatory


                                       Robert Day


                                       By: /s/ Mohan V. Phansalkar
                                          ---------------------------
                                          Mohan V. Phansalkar
                                          Under Power of Attorney
                                          dated January 30, 1996,
                                          on File with Schedule 13G
                                          Amendment Number 1 for
                                          Matrix Service Co. dated
                                          January 30, 1996.